EXHIBIT 10.5
AMENDED AND RESTATED SEPARATION BENEFITS AGREEMENT
          THIS AMENDED AND RESTATED SEPARATION BENEFITS AGREEMENT is made this 23rd day of April, 2007 (this “Agreement”), by and between THORATEC CORPORATION, a California corporation (the “Company”), and David V. Smith (the “Executive”) and is intended to amend and restate any and all separation benefits agreements, offer letters or understandings previously entered into between Executive and the Company with respect to such benefits (“the Original Separation Benefits Agreement”).
WITNESSETH
          WHEREAS, the Company desires to employ or continue to employ Executive and in order to attract and retain the services of Executive, the Company is willing to provide certain severance and other benefits to the Executive as described herein; and
          WHEREAS, by reason of Executive’s employment with the Company, Executive will receive access to and possession of Company Confidential Information (as more fully set forth in Exhibit A), as shall exist from time to time; and
          WHEREAS, the Company and Executive each desire to make certain amendments and changes to the Original Separation Benefits Agreement to be reflected in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
          1. Effectiveness. This Agreement is effective as of the date first noted above.
          2. Separation Benefits.
               (a) Termination of Executive Without Cause. If the Executive’s employment is involuntarily terminated by the Company without Cause (as defined below), the Executive shall be paid a severance pay benefit equal to one (1) times the Executive’s then-current annual base salary. Such amount shall be payable in compliance with Section 7, in a cash lump sum as soon as practicable (as provided by law) after the Executive’s termination of employment and after the Executive executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the Employee Confidential Information and Inventions Agreement between the Company and Executive attached as Exhibit A hereto (the “ECII Agreement”).

               (b) Termination of Executive After a Change of Control. Notwithstanding Section 2(a), if the Executive would otherwise have been entitled to benefits pursuant to Section 2(a) but the Executive’s involuntary termination of employment by the Company occurs on or within eighteen (18) months after a Change of Control, or if the Executive terminates employment with the Company for Good Reason during such period, the Executive shall be paid in lieu of the severance pay benefit described in Section 2(a) a Change of Control severance pay benefit equal to two (2) times the Executive’s then-current annual base salary plus two (2) times the greatest of (a) the target bonus for the year preceding the year in which the Executive’s termination occurs, (b) the actual bonus for such prior year, or (c) the target bonus for the year in which the termination of employment occurs. For the avoidance of doubt, the term “bonus” as used in this section 2(b) shall not include any part of the “Sign On Bonus” described in section 2(d) below, and such Sign On Bonus shall not be included in the calculation of the Change of Control severance payment described in the immediately preceding sentence. Such amounts shall be payable in compliance with Section 7, in a cash lump sum as soon as practicable (as provided by law) after the Executive’s termination of employment and after the Executive executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.
               (c) COBRA Benefit. If the Executive is entitled to receive benefits pursuant to Section 2(a) or 2(b), and if the Executive elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as provided by the Company’s group health plan, then, in each of the first twelve (12) consecutive months following termination of employment that the Executive has not become employed by another company which offers health insurance generally comparable with that of the Company at the time of Executive’s termination, the Company shall pay in monthly payments at the beginning of each such month, an amount equal to the monthly amount paid by the Company immediately before termination of employment for the Executive’s health coverage.
               (d) Sign on Bonus: Pursuant to the offer letter between the Executive and the Company dated November 21, 2006, Executive was granted a sign on bonus of two hundred forty thousand dollars ($240,000.00) (the “Sign On Bonus”). This bonus will be paid out in four equal installments of sixty thousand dollars ($60,000). The first installment was paid to Executive within 30 days of Executive’s date of hire (December 29, 2006), and the remaining installments will be paid on each of the one year, two year and three year anniversary dates of such first installment of the Sign On Bonus (each such anniversary, a “Sign On Bonus Anniversary Date”). This Sign On Bonus is subject to all normal and appropriate payroll withholdings.
                    (i) In the event the Executive’s employment with the Company is terminated prior to the third and final Sign On Bonus Anniversary Date, except as provided in section 2(d)(ii) below, Executive will forfeit his entitlement to any unpaid installments of his Sign On Bonus and will also remit to the Company a pro-rata portion of the immediately preceding Sign On Bonus payment received by Executive, representing the amount attributable to the remaining months left to the next Payment Anniversary Date.
                    (ii) In the event the Executive’s employment with the Company is terminated prior to the third and final Sign On Anniversary Date by Thoratec without Cause on or within eighteen (18) months after a Change of Control, or if the Executive terminates employment with the Company for Good Reason during such period, in addition to the Change of Control severance benefit described in Section 2(b), the Executive shall be paid the portion of the Sign On Bonus that would otherwise have been paid to Executive on the next succeeding Sign On Bonus Anniversary Date which follows the effective date of such termination of employment. Such amounts of the Sign On Bonus shall be payable in compliance with Section 7, in a cash lump sum as soon as practicable (as provided by law) after the Executive’s termination of employment and after the Executive executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.
               (e) For purposes of this Agreement, the following terms have the following meanings:
                    (i) “Cause” shall mean (A) the Executive’s material misappropriation of personal property of the Company (including its subsidiaries) that is intended to result in a personal financial benefit to the Executive or to members of the Executive’s family, (B) the Executive’s conviction of, or plea of guilty or no contest to, a felony, which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (C) the Executive’s act of gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) taken in connection with the performance or intentional nonperformance of any of the Executive’s duties and responsibilities as an employee or continued neglect of the Executive’s duties to the Company (including its subsidiaries), or (D) the Executive’s continued willful or grossly negligent failure to comply with the lawful directions of the Company after there has been delivered to the Executive a written demand for performance from the Company that describes the basis for its belief that the Executive has not substantially performed the Executive’s duties and the Executive fails to cure such act or omission to the Company’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than five (5) business days following delivery of such written demand .
                    (ii) “Change of Control” shall mean the occurrence of any of the following events: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (B) the consummation of a sale of substantially all of the Company’s assets; or (C) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (D) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (x) are directors of the Company as of February 15, 2007 or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (A), (B), or (C) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
                    (iii) “Good Reason” shall mean any material reduction in the duties or salary or bonus opportunity of the Executive or a requirement that the Executive work at a facility more than twenty five (25) miles from the Company facility where the Executive is then employed without the Executive’s written consent.
          3. Gross-Up for Excise Tax. In the event that any payment and any separation benefit or other benefit (including without limitation, any acceleration of Equity Units (as defined herein below)) payable or due to or for the benefit of , or received by or on behalf of, the Executive, whether under this Agreement or otherwise (determined without regard to any additional payment required under this paragraph) (a “Payment”) is subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive shall be paid an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive shall retain the full amount of the Payment without being reduced by the Excise Tax imposed upon the Payment. For avoidance of doubt, the Executive and the Company agree that this Section 3 shall not be interpreted to compensate the Executive for any other tax to which the Payment may be subject, including but not limited to income and employment taxes.
          4. Benefits Subject to Execution of Waiver of Claims. The Executive shall not be entitled to receive any amount or benefit pursuant to Section 2 of this Agreement unless the Executive executes and delivers an effective release of claims in a form acceptable to the Company and at the time specified by the Company and remains in compliance with all provisions of this Agreement.
          5. Acceleration of Stock Options and Stock Grants Upon A Change of Control. In the event of a Change of Control of the Company, any options to purchase

Company common stock, shares of restricted stock or restricted stock units (collectively, “Equity Units”) that have been granted to the Executive by the Company that are outstanding, but not yet exercisable or as to which restrictions have not yet lapsed, in whole or in part, as of the effective date of such Change of Control, shall
               (a) with respect to all Equity Units granted to Executive prior to April 2007, become fully vested and exercisable and shall be otherwise exercisable in accordance with the terms of the stock option grant, restricted stock grant or restricted stock unit grant and applicable Thoratec stock option or incentive stock plan; and
               (b) with respect to all Equity Units granted to Executive during or subsequent to April 2007, if the Company terminates the employment of the Executive without Cause on or within eighteen (18) months after a Change of Control, or if the Executive terminates employment with the Company for Good Reason during such period, all such Equity Units shall become fully vested and exercisable and shall be otherwise exercisable in accordance with the terms of the stock option grant, restricted stock grant or restricted stock unit grant and applicable Thoratec stock option or incentive stock plan.
          6. Exclusivity of Agreement. The benefits provided in this Agreement are in lieu of any other severance-type benefits provided by the Company under any other plan, agreement, arrangement or policy, notwithstanding the terms of any such other plan, agreement, arrangement or policy.
          7. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, if the Company determines that any payment or benefit to be provided to the Executive by the Company pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if provided at the time otherwise required under this Agreement, then:
               (a) such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes; and
               (b) with respect to the provision of such benefit, for a period of six (6) months following the date of the Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period, that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes, Executive shall be responsible for the full cost of providing such benefits.
          8. Non-disparagement. Except as required by law or legal process, Executive agrees that during and subsequent to the term of this Agreement, he will not disparage any aspect of the Company or its successors or assigns, including but not limited to its officers, management, employees and products.

          9. Miscellaneous.
               (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention: Vice President of Human Resources
If to the Executive:
At Executive’s address most recently
provided to the Company by Executive.
or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.
               (b) This Agreement by and between the Executive and the Company constitutes the entire agreement between the parties hereto with respect to the matters herein, and supersedes and is in full substitution for any and all prior understandings or agreements, whether oral or written, with respect to the matters herein, including without limitation, any prior separation benefits agreement, plan or offer letter between Executive and the Company, including the Original Separation Benefits Agreement, provided, however, that the ECII Agreement shall remain in full force and effect and shall not be superseded or substituted by this Agreement.
               (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. Notwithstanding the foregoing, the Company may in its sole discretion, amend this Agreement at any time as may be necessary to avoid the imposition of the additional tax under Section 409(A)(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Agreement as in existence immediately prior to any such amendment. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

               (d) This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by Executive without the prior written consent of the other party. Any attempted assignment in contravention of this Section 9(d) shall be void.
               (e) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
               (f) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.
               (g) This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflicts of law. The Executive hereby submits to the jurisdiction and venue of the courts of the State of California and the Federal Courts of the United States of America located within the County of Alameda for purposes of any action relating to or arising out of this Agreement. The Executive further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to the Executive’s address as last appearing on the records of the Company.
               (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
               (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
               (j) All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
               (k) The Executive acknowledges and confirms that the Executive has had the opportunity to seek such legal, financial and other advice and representation as the Executive has deemed appropriate in connection with this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	THORATEC CORPORATION

/s/ David V. Smith	/s/ Gerhard F. Burbach

David V. Smith	Gerhard F. Burbach
President & CEO

Exhibit A
Employee Confidential Information and Inventions Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS AGREEMENT
     In partial consideration and as a condition of my employment or continued employment with Thoratec Corporation, a California corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company” or “Thoratec”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:
1.	NONCOMPETITION
                    During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.
2.	THORATEC’S BUSINESS

The general line of business of the Company includes but is not limited to:
(i)	development, manufacture and sale of (1) medical equipment, devices, apparatus and instrumentation; (2) specialty polymer and chemicals and configured polymer parts; and (3) high performance textiles and textile products;

(ii)	all equipment and items related to the above; and

(iii)	all matters which are recorded in the Company’s records and notebooks.
3.	CONFIDENTIALITY OBLIGATION
                    I will hold all Thoratec Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from Thoratec’s premises any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Thoratec employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of Thoratec. “Confidential Information” is all information related to any aspect of Thoratec’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes computer programs, computer source code, inventions, discoveries, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, secret procedures, works of authorship, developmental or experimental work, processes, techniques, methods, improvements, know-how, data, financial information and forecasts, product plans, marketing/ sales plans and strategies, and customer lists.

4.	INFORMATION OF OTHERS
                    I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which Thoratec does business to the same extent as if it were Thoratec Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.
5.	THORATEC PROPERTY
                    All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies, relating to Thoratec’s business that I possess or create as a result of my employment with Thoratec, whether or not confidential, are the sole and exclusive property of Thoratec. In the event of the termination of my employment, I will promptly deliver all such materials to Thoratec and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit A.
6.	OWNERSHIP OF INVENTIONS
                    All computer programs, computer source code, inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, developments, processes, techniques, improvements, and related know-how which result from work performed by me, alone or with others, on behalf of Thoratec or from access to Thoratec Confidential Information or property, whether or not patentable or copyrightable, (collectively “Inventions”) shall be the property of Thoratec, and, to the extent permitted by law, shall be “works made for hire.” I hereby assign and agree to assign to Thoratec or its designee, without further consideration, my entire right, title, and interest in and to all Inventions, other than those described in Paragraph 7 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by Thoratec or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist Thoratec (at its expense) to obtain and enforce patents, copyrights, and other forms of intellectual property protection on Inventions.

7.	EXCLUDED INVENTIONS
                    Attached is a list of all inventions, improvements, and original works of authorship, which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by Thoratec. If no list is attached to this Agreement, there are no inventions to be excluded at the time of my signing of this Agreement. I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies under Section 2870 of the California Labor Code, which reads:
“Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.”
8.	PRIOR CONTRACTS
                    I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict or impair my performance of this Agreement.
9.	NON-SOLICITATION
                    During the term of my employment by the Company, and for twelve (12) months thereafter, I shall not, directly or indirectly, without the prior written consent of the Company: (i) solicit or induce any employee of the Company to leave the employ of the Company; (ii) hire for any purpose any employee of the Company or any former employee who has left the employment of the Company within six months of the date of termination of such employee’s employment with the Company.
10.	AGREEMENTS WITH THE UNITED STATES GOVERNMENT AND OTHER THIRD PARTIES
                    I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11.	NO EMPLOYMENT AGREEMENT
     I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company.
12.	MISCELLANEOUS
12.1	Governing Law
                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.
12.2	Enforcement
                              If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the full extent possible.
12.3	Injunctive Relief; Consent to Jurisdiction
                              I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain, without posting bond, specific performance and preliminary and permanent injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of California for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.
12.4	Arbitration
                              I further agree that the Company, at its option, may elect to submit any dispute or controversy arising out of this Agreement for final settlement by arbitration conducted in Alameda County or San Francisco County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be specifically enforceable and may be entered in any court having jurisdiction thereof.
12.5	Attorneys’ Fees
                              If any party seeks to enforce its rights under this Agreement, by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party.

12.6	Binding Effect; Waiver
                              This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
12.7	Headings
                              The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.
12.8	Entire Agreement; Modifications
                              This Employee Confidential Information and Inventions Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.
                    IN WITNESS WHEREOF, I have executed this document as of the 29 day of December, 2006.

/s/ David Smith
Employee David Smith

RECEIPT ACKNOWLEDGED:
THORATEC CORPORATION
By: /s/ Anna Mawani

SCHEDULE 1
(Excluded Inventions, Improvements, and
Original Works of Authorship)

Title	Date	Identifying Number Or Brief Description

EXHIBIT A
Thoratec Corporation
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including reproductions of any of the aforementioned items, belonging to Thoratec Corporation, its subsidiaries, affiliates, successors, or assigns (together, the “Company”).
     I further certify that I have complied with all the terms of the Company’s Confidential Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.
     I further agree that, in compliance with the Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Company’s Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.
Date:

Employee’s Signature

Type/Print Employee's Name

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.
(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
Added Stats 1979 ch 1001 § 1; Amended Stats 1986 ch 346 § 1.